Filed pursuant to Rule 424(b)(3)
File No. 333-238282

UNITED STATES BRENT OIL FUND, LP

Supplement dated April 8, 2022

to
Prospectus dated April 30, 2021

This supplement contains information which amends, supplements or modifies certain information contained in the prospectus of United States Brent Oil Fund, LP dated April 30, 2021 (the “Prospectus”). Please read it and keep it with your Prospectus for future reference.

You should carefully consider the “Risk Factors” beginning on page 4 of the Prospectus before you decide to invest.

The following is added to the subsection of the Prospectus titled “Legal Matters—Litigation and Claims” found on page 49 of the Prospectus, immediately before the subheading “Settlement of SEC and CFTC Investigations”.

Optimum Strategies Action

On April 6, 2022, USO and USCF were named as defendants in a putative class action filed by Optimum Strategies Fund I, LP, a purported investor in call option contracts on USO (the “Optimum Strategies Action”). The action is pending in the U.S. District Court for the District of Connecticut at Civil Action No. 3:22-cv-00511.

The Optimum Strategies Action asserts claims under the Securities Exchange Act of 1934, as amended (the “1934 Act”), Rule 10b-5 thereunder, and the Connecticut Uniform Securities Act. It purports to challenge statements in registration statements that became effective in February 2020, March 2020, and on April 20, 2020, as well as public statements between February 2020 and May 2020, in connection with certain extraordinary market conditions and the attendant risks that caused the demand for oil to fall precipitously, including the COVID-19 global pandemic and the Saudi Arabia-Russia oil price war. The complaint seeks damages, interest, costs, attorney’s fees, and equitable relief.

USCF and USO intend to vigorously contest such claims.